Exhibit 5.1

     CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Canetic Resources Trust on Form F-10 of our reports dated March 21, 2007, relating to the consolidated financial statements of Canetic Resources Trust (which audit report expresses an unqualified opinion and includes explanatory paragraphs relating to our consideration of internal control over financial reporting and the issuance of separate financial statements prepared solely under Canadian generally accepted accounting principles and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences pertaining to changes in accounting principles) appearing in the Annual Report on Form 40-F of Canetic Resources Trust for the year ended December 31, 2006.

We also consent to the inclusion in this Registration Statement of Canetic Resources Trust on Form F-10 of our report dated August 3, 2007 relating to the Differences between Canadian and United States Generally Accepted Accounting Principles of Canetic Resources Trust as at and for the years ended December 31, 2006 and 2005.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Calgary, Alberta, Canada

August 20, 2007